Exhibit 99.1
CENTERPLATE REPORTS REVISED 2008 SECOND QUARTER RESULTS
STAMFORD, Conn., August 14, 2008 – Centerplate, Inc. (AMEX: CVP; TSX: CVP.un), revised its press release reporting second quarter 2008 results because the Company determined that the recording of expenses incurred in connection with the amendments to the Company’s credit facility should have been capitalized and amortized prospectively over the remaining life of the credit facility instead of being recorded as interest expense as reflected in the press release and related financials issued on August 6, 2008. Following is a revised press release reflecting these changes.
     Centerplate reported revised financial results for the second quarter and fiscal year-to-date ended July 1, 2008. Net sales in the quarter increased by $37.5 million, or 18.6%, to $238.3 million, compared to net sales of $200.8 million for the second quarter of 2007. Adjusted earnings before interest, income taxes, depreciation and amortization (EBITDA) increased $2.0 million, or 10.7%, to $20.2 million for the second quarter of 2008 compared to $18.3 million in the second quarter of 2007. Excluding $1.5 million in costs associated with the exploration of the company’s capital structure and other alternatives, adjusted EBITDA for the second quarter 2008 would have increased $3.5 million, or 18.9%, to $21.7 million compared to the second quarter of 2007.
     “We are pleased with the increase in net sales and adjusted EBITDA in the second quarter, particularly given the challenging economic environment,” said Janet L. Steinmayer, President and Chief Executive Officer of Centerplate.
     The increases in net sales and adjusted EBITDA for the quarter were driven by strong growth across all major lines of business. During the quarter, MLB sales improved $25.3 million compared to the second quarter of 2007, due to the opening of Nationals Park in Washington, D.C. and improved attendance and per capita spending at a number of other MLB facilities. Arena sales increased $4.0 million mainly due to the opening last October of the Prudential Center, home of the New Jersey Devils, and play- off games at the New Orleans Arena, home of the New Orleans Hornets. Sales at convention centers also increased $2.9 million due to additional events at some of the company’s major convention centers, despite decreased spending per event due to the economy. The company also benefited in the quarter from strong sales at the Belmont Stakes primarily due to increased interest in this year’s race for the Triple Crown.
     For the twenty-six weeks ended July 1, 2008, net sales increased $45.3 million, or 13.9%, to $371.5 million, from $326.2 million during the comparable period in 2007. Adjusted EBITDA for the twenty-six week period decreased $2.4 million, or 11.7%, to $18.2 million in 2008 from $20.6 million in 2007. Strong second quarter adjusted EBITDA results were offset by a first quarter decline in adjusted EBITDA as a result of higher labor costs at convention centers in the first quarter, due to the recession, and increased worker’s compensation costs. As noted above, adjusted EBITDA results for the first half of the year were also impacted by the $1.5 million in costs associated with the exploration of the company’s capital structure and other alternatives. Without these costs, adjusted EBITDA for the twenty-six week period would have been $19.7 million, a decrease of $0.9 million, compared to $20.6 in the first half of 2007.
     For the second quarter of 2008, the company reported income of $2.6 million, or $0.12 per share, compared to $2.2 million, or $0.10 per share, in the second quarter of 2007. For the twenty-six weeks ended July 1, 2008, the company reported a net loss of $8.6 million, or $0.41 per share, compared to a loss of $5.8 million, or $0.26 per share, in the prior year period. This year over year decline was driven by lower operating income in the first quarter of 2008 and higher interest expense.
     Steinmayer added, “On the strategic front, we are continuing to make progress in exploring our capital structure and other alternatives. We are vigorously pursuing an outcome that will serve the best interests of our company.”

     Centerplate discussed its second quarter 2008 financial results on a conference call held on Wednesday August 6, 2008 at 5:30 p.m. EDT. For individuals who were unable to participate in the conference call, a telephone replay will be available from 8:00 p.m. August 6, 2008 through midnight on August 20, 2008. The replay can be accessed domestically by dialing 877-660-6853 or for international callers, 201-612-7415. The replay account number is 252 and the pass code for the replay call is 291831.
About Centerplate
     Centerplate, with its principal executive office in Stamford, CT, is a leading provider of food and related services including concessions, catering and merchandise services in more than 130 sports facilities, convention centers and other entertainment venues throughout the United States and Canada.  Visit the company online at www.centerplate.com.
Presentation of Information in this Press Release
     Centerplate presents adjusted EBITDA because covenants in the indenture governing the company’s subordinated notes contain ratios based on this measure. A reconciliation of adjusted EBITDA to net income or loss is included in the attached tables.
Forward-Looking Statements
     This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in these forward-looking statements are reasonable, the company can give no assurance that these expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, the outcome of the company’s exploration of alternatives, consumer spending levels, changing trends in our business and competitive environment, the company’s borrowing capacity and the provisions of the credit agreement, the provisions of the indenture, adverse weather conditions and other factors, as well as the risks identified in our most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
Contact Information
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com
(Financial Tables Follow)

CENTERPLATE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 1,	July 3,	July 1,	July 3,
	2008	2007	2008	2007
	(In thousands, except share data)
Net sales	$238,292	$200,839	$371,516	$326,172

Cost of sales (excluding depreciation and amortization)	194,117	162,948	310,291	269,206
Selling, general and administrative	24,060	20,161	43,269	37,361
Depreciation and amortization	8,842	7,713	17,128	15,095
Transaction related expenses	—	333	—	333

Operating income	11,273	9,684	828	4,177

Interest expense	7,297	7,079	16,692	15,131

Other income	(111)	(542)	(284)	(1,044)

Income (loss) before income taxes	4,087	3,147	(15,580)	(9,910)

Income tax provision (benefit)	1,537	907	(6,948)	(4,102)

Net income (loss)	$2,550	$2,240	$(8,632)	$(5,808)

Basic and Diluted Net Income (Loss) per share with and without conversion option	$0.12	$0.10	$(0.41)	$(0.26)

Weighted average shares outstanding with conversion option	—	4,060,997	—	4,060,997
Weighted average shares outstanding without conversion option	20,981,813	18,463,995	20,981,813	18,463,995

Total weighted average shares outstanding	20,981,813	22,524,992	20,981,813	22,524,992

Dividends declared per share	$0.07	$0.20	$0.27	$0.40

CENTERPLATE, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EARNINGS BEFORE INTEREST,
INCOME TAXES, DEPRECIATION, AND AMORTIZATION (UNAUDITED)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 1,	July 3,	July 1,	July 3,
	2008	2007	2008	2007
	(In thousands)
Net income (loss)	$2,550	$2,240	$(8,632)	$(5,808)
Income tax provision (benefit)	1,537	907	(6,948)	(4,102)

Income (loss) before income taxes	4,087	3,147	(15,580)	(9,910)
Adjustments:
Interest expense	7,297	7,079	16,692	15,131
Depreciation and amortization	8,842	7,713	17,128	15,095

EBITDA (1)	$20,226	$17,939	$18,240	$20,316

The following adjustments to EBITDA were made to compute Adjusted EBITDA:

EBITDA	$20,226	$17,939	$18,240	$20,316
Adjustments:
Transaction related expenses	—	333	—	333

Adjusted EBITDA (1)	$20,226	$18,272	$18,240	$20,649

(1)	EBITDA is not a measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is an important measure of the cash returned on our investment in capital expenditures under our contracts. Adjusted EBITDA as defined in the indenture governing our subordinated notes issued in 2003, is determined as EBITDA as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the former annual management fee paid to affiliates of Blackstone and GE Capital, less any non-cash credits. We present Adjusted EBITDA because covenants in the indenture governing our 2003 notes contain ratios based on this measure and it is used by management to among other things evaluate our ability to make interest and dividend payments.

CENTERPLATE, INC.
SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 1,	July 3,	July 1,	July 3,
	2008	2007	2008	2007
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,550	$2,240	$(8,632)	$(5,808)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,842	7,713	17,128	15,095
Amortization of deferred financing costs	1,328	642	1,970	1,284
Interest earned on restricted cash	(32)	(117)	(111)	(232)
Change in fair value of derivative	(528)	(554)	(311)	118
Deferred tax change	1,275	749	(6,989)	(3,985)
Gain (loss) on disposition of assets	(1)	(26)	(2)	(26)
Other	17	710	(30)	710

Changes in assets and liabilities	10,474	14,694	19,414	9,569

Net cash provided by operating activities	23,925	26,051	22,437	16,725

CASH FLOWS FROM INVESTING ACTIVITIES:

Acquisition of business	—	—	(1,000)	—
Purchase of property and equipment	(4,699)	(4,804)	(8,123)	(8,110)
Proceeds from sale of property and equipment	32	15	58	17
Contract rights acquired	(9,882)	(1,646)	(12,678)	(4,043)
Restricted cash	351	391	354	849

Net cash used in investing activities	(14,198)	(6,044)	(21,389)	(11,287)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash	8,033	—	8,033	—
Repayments — revolving loans	(35,000)	(30,000)	(42,500)	(41,000)
Borrowings — revolving loans	26,500	15,000	62,500	38,500
Net Borrowings — swingline loans	(3,000)	(4,000)	(4,000)	—
Principal payments on long-term debt	(8,302)	(269)	(8,840)	(538)
Dividend payments	(2,770)	(4,460)	(6,925)	(8,920)
Increase (decrease) in bank overdrafts	8,529	5,180	2,286	1,342

Net cash provided by (used in) financing activities	(6,010)	(18,549)	10,554	(10,616)

Effect of exchange rate on cash	93	—	(240)	—

INCREASE IN CASH	3,810	1,458	11,362	(5,178)

CASH AND CASH EQUIVALENTS:
Beginning of period	41,405	32,955	33,853	39,591

End of period	$45,215	$34,413	$45,215	$34,413

CENTERPLATE, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

	July 1,	January 1,
	2008	2008
	(in thousands)
ASSETS
Current assets	$118,767	$95,517
Property and equipment, net	53,222	51,986
Contract rights, net	95,106	85,183
Cost in excess of net assets acquired	41,142	41,142
Deferred financing costs, net	11,687	10,361
Other assets	48,497	48,162

TOTAL ASSETS	$368,421	$332,351

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities	$164,339	$114,992
Long-term debt	214,494	223,334
Other liabilities	21,584	11,559
Total stockholders’ deficiency	(31,996)	(17,534)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$368,421	$332,351